SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant          /  /

Filed by a party other than the Registrant          /X/

            Check the appropriate box:

/   /      Preliminary Proxy Statement

/   /      Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))

/   /      Definitive Proxy Statement

/   /      Definitive Additional Materials

/X/      Soliciting material pursuant to Rule 14a-12

CHAD THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

McDowell Investments, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/      No fee required

/   /       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee paid

/   /       Fee paid previously with preliminary materials

/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)    Amount previously paid:

           (2)    Form, Schedule or Registration Statement No.:

           (3)    Filing party:

           (4)    Date filed:

McDowell Investments, L.P.
15700 College Boulevard, Suite 100
Lenexa, Kansas 66219

AN IMPORTANT MESSAGE TO THE
SHAREHOLDERS OF CHAD THERAPEUTICS, INC.
FROM
MCDOWELL INVESTMENTS, L.P.

July 25, 2003

Dear Fellow Shareholder:

        McDowell Investments, L.P. (“McDowell”) beneficially owns 420,200 shares, or approximately 4.2%, of Chad Therapeutics, Inc’s (“Chad”) outstanding common stock. We are concerned about the low and continual decline of Chad’s stock price and the inability of the current directors and officers to correct the situation. MGM Holdings, LLC, a Missouri limited liability company (“MGM”), is the general partner of McDowell and Monte McDowell is the sole limited partner of McDowell. Kevan D. Acord is the manager of MGM and Mr. McDowell is the sole member of MGM.

          The reasons for our dissatisfaction is easily gleaned from Chad’s historical performance. On March 28, 2002 (the final trading day for the 2002 fiscal year), Chad’s stock closed at $3.35 per share. On March 31, 2003 (the final trading day for the 2003 fiscal year), Chad’s stock closed at $2.00 per share, a decline of more than 40%. During this time senior management was given almost $150,000 in bonuses, not including 15,000 stock options all while losing approximately $13,500,000 in shareholder equity. We strongly believe that such dismal performance should not be rewarded with incentives to continue to do such a lousy job.

          To address the situation, we have nominated Monte McDowell for election at the upcoming Annual Meeting of Shareholders scheduled to be held on September 9, 2003, at the Hilton Woodland Hills Hotel at 10:00 A.M., Los Angeles time. We have filed with the Securities and Exchange Commission a preliminary proxy statement with respect to our nominee. We intend to use the proxy materials to solicit proxies from our fellow shareholders to elect Monte McDowell. If elected, he is committed to fulfilling his fiduciary duties on behalf of all shareholders of Chad. Monte McDowell will be a minority voice pleading for increased shareholder value versus current management’s self-enrichment at our expense.

          When you receive our proxy materials, we urge you to read them carefully because they contain important information. We urge you not to return any management proxy until you receive our proxy materials. If you are unsure of the status of your proxy, please contact your broker or investment advisor.

          You may access copies of our preliminary proxy materials at www.sec.gov. You also may call our proxy solicitor, N.S. Taylor & Associates, Inc., at 1.866.470.3400 to obtain a copy of the preliminary proxy statement filed with the SEC.

          Thank you for your consideration.

McDowell Investments, L.P.

/s/ Kevan Acord
Kevan Acord,
Manager of MGM the General Partner of McDowell